Second Amendment to Employment Agreement

This Second Amendment to Employment Agreement is dated as of February 12, 1997 between GTECH Holdings Corporation, a Delaware corporation ("Holdings") and Guy
B. Snowden ("Executive").

WHEREAS, Holdings and Executive are parties to an Employment Agreement dated January 23, 1990, as amended by an Amendment to Employment Agreement dated as of July 21, 1992 (as amended, the "Agreement"); and

WHEREAS, Holdings and the Executive desire to amend the Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1. Section 3(b) is hereby amended by adding the following paragraph at the end thereof:

  If at any time during the three year period a Change of Control (excluding subsection (i) of such definition) occurs, then the Executive may, within thirty days of such an event, require Holdings to pay him the present value of the remaining compensation to which he is entitled under this Section 3(b), using a discount rate equal to the Prime Rate as published in the Wall Street Journal on the day the Change of Control occurs or the next succeeding Business Day (as such term is used in the Management Equity Agreement).

2. Except as explicitly amended hereby, all terms and provisions of the Agreement are hereby ratified and confirmed, and remain in full force and effect.

IN WITNESS WHEREOF, Holdings has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, all as of the day and year first written above.


GTECH Holdings Corporation


by s/William Y. O'Connor                     s/Guy B. Snowden
   ________________________                  _______________________
   President                                 Guy B. Snowden